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                                                                       EXHIBIT 5

                              [PEPSICO LETTERHEAD]


                                                                  March 13, 2001


PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577-1444

Ladies and Gentlemen:


    As a Senior Vice President and the General Counsel of PepsiCo, Inc., a North Carolina corporation ("PepsiCo"), I am familiar with its Restated Articles of Incorporation and its By-laws, as amended to date. I have examined its corporate proceedings in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 (File No. 333-53436) (the "Registration Statement"), covering shares of PepsiCo common stock, 1 2/3 cents par value (the "Common Stock"), and shares of PepsiCo convertible preferred stock, no par value (the "Preferred Stock"), to be issued in connection with the merger of The Quaker Oats Company ("Quaker") and BeverageCo, Inc., a wholly-owned subsidiary of PepsiCo, pursuant to the terms of the Agreement and Plan of Merger dated as of December 2, 2000, as amended, among PepsiCo, BeverageCo, Inc., and Quaker (the "Merger Agreement").


    I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and records and conducted such other investigations of fact and law as I have deemed necessary as a basis for this opinion. As to certain questions of fact, I have relied upon statements of officers of PepsiCo and others.

    In rendering this opinion I have assumed that, prior to the issuance of any of the shares of Common Stock and Preferred Stock pursuant to the Merger Agreement, (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; (ii) the shareholders of PepsiCo will have approved the amendment and restatement of PepsiCo's Restated Articles of Incorporation authorizing the Preferred Stock and changing the designation of the PepsiCo capital stock, 1 2/3 cents par value, to PepsiCo Common Stock; (iii) the shareholders of PepsiCo will have approved the Merger Agreement and the issuance of the Common Stock and the Preferred Stock pursuant to the Merger Agreement;
(iv) the shareholders of Quaker will have approved the Merger Agreement;
(v) the transactions contemplated by the Merger Agreement (other than the issuance of shares of Common Stock and Preferred Stock pursuant to the Merger Agreement) will have been consummated; and (vi) there shall not have occurred any change in law affecting the validity or enforceability of the Common Stock or the Preferred Stock.

    On the basis of the foregoing, I am of the opinion that the Common Stock, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid, and nonassessable, and that the Preferred Stock , when authorized, issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid, and nonassessable.

    I am a member of the Bar of the State of North Carolina and the foregoing opinion is limited solely to the federal laws of the United States and the corporate law of the State of North Carolina.

    I consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the Joint Proxy Statement/ Prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

    This opinion is rendered solely to you in connection with the above matter. This opinion may not be used or relied upon by any person or entity other than the addressee hereof for any purpose whatsoever without my prior written consent in each instance.

                                          Very truly yours,

                                          /s/ Robert F. Sharpe, Jr.